   Filed Pursuant to Rule 424(b)(3) and 424(c)
Registration Statement No. 333-117717

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED AUGUST 23, 2004
NEXMED, INC.
7,447,502 Shares
Common Stock

This prospectus supplement relates to the resale, from time to time, of up to 7,447,502 shares of Common Stock of NexMed, Inc., a Nevada corporation, all of which are being offered by the selling shareholders named in this prospectus. The shares consist of 5,516,668 shares of Common Stock issued pursuant to a Common Stock and Warrant Purchase Agreement dated as of June 18, 2004 and 1,930,834 shares issuable pursuant to related warrants dated June 18, 2004.

The prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, including any amendments or supplements thereto.

The information in the table appearing under the heading “Selling Shareholders” in the prospectus is amended by adding the information below with respect to two selling shareholders not previously listed in the prospectus, and by amending the information with respect to the transferring selling shareholders listed below and replacing such information with the information provided herein. Other than with respect to changes to the Common Stock holdings of the transferring selling shareholders listed herein to reflect the transfer of warrants to the new selling shareholders, the information with respect to such previously listed selling shareholders reflects holdings as of August 2004.

Name of Selling Shareholder (1)	# of Shares of Common Stock Owned before this Offering (2)	Percentage of Class owned by the Selling Shareholder before this Offering (3)	Number of Shares o f Common Stock being registered by this Prospectus	Number of Shares of Common Stock to be Owned after this Offering	Percentage of Class to be owned by the Selling Shareholder after this Offering (4)
Clarion Offshore Fund, Ltd.	103,021	*	33,334	80,014 (5)	*
Clarion World Offshore Fund, Ltd.	11,667	*	11,667	0	*
HFR SHC Aggressive Fund	200,000	*	200,000	0	*
OTA LLC	376,251	*	70,000	306,251	*
* less than 1%

(1)
None of the selling shareholders nor any of their officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

(2)
Includes shares of Common Stock and shares of Common Stock issuable upon the exercise of warrants or conversion of convertible securities (including convertible notes) which may be held by the selling shareholder which are exercisable or convertible within 60 days of July 1, 2004 (excluding conversion of accreted amounts under convertible notes). Each Selling Stockholder owns warrants which provide that the number of shares of our common stock that may be acquired by any holder of the warrants upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder's for purposes of the Exchange Act, does not exceed 4.95% of the total number of shares of our common stock then outstanding.

(3)
This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 45,959,181 shares of Common Stock outstanding as of August 13, 2004 plus the number of shares of Common Stock, if any, issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder which are exercisable or convertible within 60 days.

(4)
This percentage is calculated using as the numerator, the number of shares of Common Stock included in the prior column and as the denominator, 45,959,181 shares of Common Stock outstanding as of August 13, 2004 plus the number of shares of Common Stock, if any, issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder, assuming the sale by the selling shareholder of all of its shares covered by this prospectus.

(5)
Includes shares of Common Stock and all shares of Common Stock issuable upon the exercise of warrants or conversion of convertible securities held by the selling shareholder (including shares that are issuable upon the exercise of warrants that are not exercisable until 2005), but assumes the sale of all of the shares of Common Stock being registered by this prospectus.

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 4, 2007